DEVELOPMENT, MARKETING, AND DISTRIBUTION AGREEMENT
--------------------------------------------------

Between

Go-Video, Inc.
7835 East McClain Drive
Scottsdale, Arizona USA 85260

represented by:  Mr. Roger B. Hackett, Chief Executive Officer and President

and

LOEWE OPTA GmbH,
Industriestrabe 11,
D-96317 Kronach,
Federal Republic of Germany

represented by:  Dr. Rainer Hecker, Chairman of the Board of Management
                 ------------------------------------------------------

            and  Mr. Klaus Deisler, Managing Director
                 ------------------------------------

     This Development, Marketing, and Distribution Agreement (the "Agreement") is entered into as of the 1st of January, 1997, by and between Go-Video, Inc. (hereinafter referred to as "GVI") and Loewe Opta GmbH (hereinafter referred to as "Loewe").

WHEREAS
-------

A. Loewe is engaged in the business of developing, manufacturing for its own brand and as an OEM supplier, marketing, and distributing various consumer electronics products, including televisions, to customers worldwide excluding North America.
B. GVI is engaged in the business of developing, contracting for the manufacturing of its products on an OEM basis, marketing, and distributing various consumer electronics products worldwide, with particular emphasis in North America.
C. Loewe has not developed markets for its products within North America and desires to establish a long-term relationship with GVI for such purpose.

NOW, THEREFORE,
---------------

     for and in consideration of their respective covenants and agreements on the terms and conditions set forth below, Loewe agrees to develop and manufacture Products (as defined below) on an OEM basis and hereby appoints GVI as its sole and exclusive development, marketing, and distribution partner for the Products in the North American market, and GVI hereby accepts such appointment.

1. Definitions
--------------

In addition to the various defined terms set forth in this Agreement, the following terms shall have the following meanings throughout:

"Know How" shall mean the information, data, and experience of each party related to the development, design, manufacture, promotion, marketing, and sale of the Products.

"Products" shall mean those products manufactured or supplied by Loewe (each Product having a defined set of specifications), as and when such products are available from Loewe and suitable for sale within the Territory (as defined below). The Products shall initially include those listed on Schedule 1, which is attached hereto and made a part of this Agreement.

"Technical Information" shall mean any information of either party including Know How, whether or not patented, which relates to the design, engineering, manufacturing, or use of the Products as well as quality control and cost accounting data related thereto, which is now owned or acquired or has been developed or discovered, or is hereinafter owned, acquired, developed, or discovered by either party and which is in a form that is able to be transferred.

The "Territory" shall mean the United States, Canada, and Mexico, and their respective territories, trusteeships, and possessions.

"Trade Marks" shall mean those registered or unregistered trade marks of Loewe described on Schedule 2, which is attached hereto and made part of this Agreement.

"Trade Secrets" shall mean Technical Information which is treated as secret or confidential by either party and which derives independent or actual value from not being generally known to other persons.

2. Appointment
--------------

Loewe hereby appoints GVI as the sole and exclusive development, marketing and distribution partner for the Products in the Territory for the period and on the terms for the consideration set out below. In consideration for such appointment and to induce Loewe to develop Products exclusively for distribution by GVI in the Territory, GVI agrees to pay Loewe a market exclusivity fee of US$ 1,720,000 and DEM 1,050,000, payable in installments as listed on Schedule 5. The market exclusivity fee shall cover the initial term of this Agreement and all renewals or extensions. Each payment made by GVI shall be considered to be earned in full by Loewe upon receipt. If this Agreement is terminated subject to the provisions of Section 18, GVI's obligation to pay any remaining installments of the market exclusivity fee is hereby waived.

3. Products
-----------

3.1 Loewe shall be entitled from time to time to extend the range of Products available to GVI from Loewe or to remove any Product from such range, in accordance with changes Loewe may make to its internal Product ranges from time to time. Any extension or removal of Products shall be communicated in writing by Loewe and acknowledged by GVI. Product removals shall take effect no earlier than one year following notice.

3.2 GVI may request Loewe to develop or modify Products specifically for supply within the Territory and Loewe agrees to consider and use reasonable endeavors to accommodate such requests. Nevertheless, subject to the terms and conditions set forth in this Agreement, Loewe shall be under no absolute obligation to develop or modify any of the Products for use within the Territory or any part thereof. Both parties agree to discuss development or modification expenses and any sharing of such costs or increase or decrease in the per unit price each time modifications or developments are requested and Loewe agrees to make such modifications or developments. Notwithstanding the forgoing, GVI may consider refusal by Loewe to develop or modify a Product in accordance with GVI's reasonable request or removal of a Product without agreement from GVI to be a material breach of the terms of this Agreement.

4. Territory
------------

GVI's sole distribution rights are granted in relation only to the Territory and no distribution rights are granted outside the Territory.

5. Prices
---------

5.1 GVI shall purchase Products from Loewe at such price per unit as may be set forth and agreed upon in writing between the two parties from time to time. Such price shall cover all labor, factory set-up, manufacturing overhead, machine maintenance, quality assurance, warehousing and insurance from points of origin to the F.O.B. point, royalties, general and administrative costs, taxes, and all profit for Loewe. The initial price per unit for the Products is that listed on
Schedule 1.

5.2 The price for all Products shall also include shipping, handling, insurance, and all other cartage charges from the factory to the vessel at the F.O.B. point. All customs duties levied by governments within the Territory shall be paid by GVI as the importer of record. Loewe shall pay any export fees or other costs or charges imposed by agencies of the German or European Community governments, provinces, municipalities, or authorities. The sale of the Products shall be made F.O.B. at a German ocean port, such port to be mutually agreed upon by the two parties. Title and risk of loss shall pass to GVI in the usual and customary manner at the F.O.B. point.

5.3 GVI shall, in its sole discretion, determine the prices at which it sells the Products but shall consult with Loewe prior to establishing such prices. In setting prices, GVI shall take into account the reputation of the Products and their market position within the Territory. GVI shall not use or supply the Products in a manner which would detract from their image and standing as high quality products and shall, in particular, not use them as loss leaders.

6. Payment
----------

6.1 GVI shall pay for the Products in Deutsche Marks ("DEM") by an irrevocable commercial letter of credit payable by draft to Loewe twenty (20) days after the F.O.B. date. Each letter of credit shall be opened thirty days prior to the confirmed F.O.B. date provided to GVI by Loewe. Letters of credit shall be opened using banks of internationally recognized stature.

6.2 The price of the Products in DEM established in compliance with Section 5.1 of this Agreement shall be adjusted monthly by 50% of the percentage difference between (i) the average exchange rate for U.S. dollars ("US$") and German DEM for the month prior to the opening of the letter of credit (the "adjusted exchange rate"); and (ii) 1.50 DEM per US$. The adjusted exchange rate used for the calculation of the adjusted price shall be determined from the spot New York foreign exchange selling rates among banks in amounts of US$1 million or more, as quoted at 4 p.m. Eastern time and reported in the Wall Street Journal the following business day. GVI shall provide Loewe the basis for the adjusted price for the Products concurrent with the opening of the first letter of credit to use the most recent adjusted price. If the adjusted exchange rate is below 1.45 DEM per US$, then prices shall be renegotiated by the two parties with the exception of confirmed orders and projected orders within three months.

6.3 In the event that the European Currency Unit ("ECU") or its equivalent is established as the dominant currency of international business within the Federal Republic of Germany, both parties hereby agree that they will amend all price and payment provisions of this Agreement to convert DEM into ECU without changing the economic effect of this Agreement prior to the implementation of the ECU as the currency for payment.

7. General Duties of GVI
------------------------

GVI hereby undertakes and agrees that it shall, at all times while this agreement is in force, observe and perform the following:

     (a) To use its best endeavors to actively introduce, promote, and distribute the Products in all parts of the Territory and to use the "Loewe" trade mark within the brand identification of all Products manufactured or supplied by Loewe .

     (b) To extend the network of dealers of the Products to enhance the coverage of the Territory.

     (c) To respect the standards and market positioning of Loewe products and to ensure consistency of standards and market positioning within the Territory to those of Loewe worldwide.

     (d) To use all reasonable efforts, consistent with the standards and market positioning of the Products and the overall financial goals of GVI, which might be expected of an ethical commercial enterprise in the marketing of the largest possible quantity of Products within the Territory.

     (e) To select dealers with sufficient care and prudence to ensure preservation and promotion of the standing and reputation of Loewe manufactured products. GVI expressly acknowledges that this provision is the essence of this Agreement and is the basis on which Loewe has consented to enter into it.

     (f) To purchase from Loewe such quantities of the Products in order to maintain sufficient stock to meet all reasonably foreseeable demand for the Products in the Territory (sufficient stock being generally regarded as one month's supply based on projected sales and receipt of goods).

     (g) To use its best endeavors to expand the line of Products to be supplied by Loewe.

     (h) To not make any promise, representation, warranty or guarantee with reference to the Products except as consistent with Loewe's representations, warranties and guarantees or as expressly authorized in writing by Loewe.

     (i) To prepare annually by September 30th of each year of this Agreement an advertising, promotional and marketing plan and to consult with Loewe prior to its implementation, and to submit advertisements, promotional materials, and other marketing communications to Loewe for approval prior to publication or external distribution (such review by Loewe to be completed in a timely manner and approval not to be unreasonably withheld).

         In the event that the advertising, promotional, and marketing plan has not been agreed between the two parties or where advertisements, promotional materials, and other marketing communications have not been approved by Loewe, GVI may implement such plans or distribute such materials as is reasonable in the circumstances taking account of the quality and reputation of the Products in the Territory and the overall marketing communication standards of Loewe.

     (i) To utilize a dealer authorization system approved by Loewe (such approval not to be unreasonably withheld).

     (j) To clearly indicate that it is acting as an independent trader in its own name and on its own account in all correspondence and in any dealing relating directly or indirectly to the sale of the Products.

     (k) To not purport to represent Loewe in any way except as permitted under this Agreement or as authorized by Loewe in writing and, specifically, to not represent itself in an implied or express manner as the agent of Loewe, to incur any liability on behalf of Loewe, nor in any manner to pledge Loewe's credit or to accept any order or to make any contract binding upon Loewe.

     (l) To acknowledge that Loewe Trade Marks are the exclusive property of Loewe and to use Loewe Trade Marks only with regard to Products which are purchased from Loewe and only during the term of this agreement.

     (m) To promptly bring to the attention of Loewe any known potential, threatened, alleged or actual improper or unlawful use or infringement of the Know How, Technical Information, Trade Marks, copyrights, registered or unregistered design rights, or other industrial and intellectual property rights of Loewe which comes to its notice and to use every reasonable effort to safeguard the property rights and interests of Loewe and take all reasonable steps to defend such rights other than by the institution of legal proceedings. If requested by Loewe, GVI agrees to join in any court or other proceedings relating to such infringement so long as all costs incurred by GVI with respect of such action is borne by Loewe.

     (n) To promptly bring to the attention of Loewe any claims or proceedings made or brought against it in respect of any of the Products and, on receipt of an indemnity acceptable to GVI from Loewe, to:

              (i) permit Loewe to have full care and control of any such proceedings or negotiations relative thereto; and
              (ii) to conduct such proceedings or negotiations in its name or join with Loewe in any Court or other proceedings relating to such infringement to the fullest extent possible.

     (o) To keep Loewe regularly informed of the course of business of the Products in the Territory, including information which may benefit the marketing of the Products in the Territory.

     (p) To provide Loewe semi-annually a sales and marketing report on the Products containing the following:

              (i)   relevant overall market trends and  competitive information;
              (ii) the current market situation for the Products within the Territory;
              (iii) sales and distribution  developments and trends;
              (iv)  pricing structure and dealer programs;
              (v)   warranty and other quality data;
              (vi)  dealer information.

     (q) To maintain up-to-date computerized books of account and records showing all inquiries and transactions relating to the Products and to permit senior managers (holding director titles or their equivalent or higher) of Loewe to review such records (but not, without the express written consent of GVI, to make or take copies thereof) and, from time to time upon request, to provide to Loewe reports showing product sales, returns and other information regarding actual and forecast sales of the Products and inventory holdings thereof.

     (r) To take reasonable steps to minimize possible damage or deterioration in the quality or appearance of the Products or in their packaging from the F.O.B. point through delivery to the end consumer.

     (s) To promptly inform Loewe of any material change in the shareholdings or control of GVI, its management, or its lines of business.

     (t) To not alter the Products or the packaging, serial numbering, marking or labeling thereof or obscure, remove, conceal, or otherwise interfere with the Trade Marks or any markings or other indication of source or origin which may be printed on Products by or for Loewe.

     (u) To indemnify and save harmless Loewe from claims, demands, actions, causes of action, losses or liabilities, including attorney fees and costs, which are made or brought against it by Starsight Telecast, Inc. as a result of early termination or non-fulfillment of the shipment quantities specified in the agreement between Starsight Telecast Inc., Go-Video, Inc., and Loewe Opta GmbH.

8. General Duties of Loewe
--------------------------

Loewe hereby undertakes and agrees that it shall, at all times while this agreement is in force, observe and perform the following:

     (a) To develop, manufacture, assemble, handle, package, and ship the Products strictly in conformance with the Product specifications and quality assurance standards agreed upon in writing from time to time between the two parties.

     (b) To use its best endeavors to enhance the likely commercial success of the Products in the Territory, including making certain hardware and software modifications to the Products and to contribute towards the development and marketing launch costs of the Products as agreed upon in writing by the two parties from time to time. The initial development and marketing launch cost budget is listed on  Schedule 3. In the  performance  of this  paragraph,  Loewe shall, where GVI maintains vendor relationships used to make certain modifications, jointly approve the scope and cost of the modifications and reimburse GVI in the currency of final payment for its share of such costs as established in Schedule 5, subject to modification as may be mutually agreed upon by both parties. Development or market launch costs overruns in excess of the budgeted amounts identified on Schedule 3 and approved by both parties in writing shall be borne equally by the two parties.

     (c) To use its best endeavors, consistent with its corporate marketing, product planning, and financial strategies, to expand the line of products available to GVI for distribution in the Territory.

     (d) To prepare, initiate, assist, and supply GVI with camera-ready artwork, specifications, film, and other materials required by GVI to prepare, produce, or print marketing, advertising, and promotional materials used to advertise, market, or display the Products. Loewe may charge GVI its direct cost for such materials specially produced for GVI.

     (e) To ensure that all Products (and the packaging thereof) are labeled and marked properly and appropriately, including labeling required for contractual or regulatory purposes (including, but not limited to, UL, FCC, CSA and NOM) and any other customary approvals.

     (f) To use reasonable commercial efforts to fulfil orders received from GVI and accepted by Loewe in compliance with Section 10.3 of this Agreement, including requested quantities and F.O.B. ship dates. Products whose actual FO.B. ship date is more than thirty days after GVI's requested F.O.B. ship date and which have not been delayed as a direct result of "force majeure" shall be shipped to GVI by Loewe using the most expeditious means available, including airfreight, at Loewe's expense. Except as stated above, Loewe shall be under no additional liability to GVI for delay or failure to make delivery of Products other than delay or failure caused by its gross negligence or willful failure to comply with the terms of an order received by it in compliance with Section 10 of this Agreement. Both parties agree that any such liability shall be limited to lost gross profits of GVI for the delayed shipments.

     (g) To supply GVI with all information known to it relating to the Products which GVI may reasonably require to effectively market, promote, and distribute Products in the Territory and to carry out its obligations under this Agreement.

     (h) To provide GVI with such technical assistance that GVI may reasonably require to effectively market, promote, and distribute Products in the Territory. Technical assistance shall include, but not be limited to, training of GVI employees and the services of trained personnel of Loewe in the Territory for such periods as may be agreed between the parties from time to time.

     (i) To schedule and provide without charge technical and product marketing training for designated employees of GVI at Loewe's premises in Kronach up to two times per annum during the term of this Agreement. GVI acknowledges that all travel, meal and other incidental expenses for its employees are for its own account.

     (j) To promptly bring to the attention of GVI any known potential, threatened, alleged or actual improper or unlawful use or infringement of GVI's intellectual property including but not limited to Know How, Technical Information, trade marks, patents, copyrights, registered or unregistered design rights, or other industrial and intellectual property rights of GVI which comes to its notice and to use every reasonable effort to safeguard the property rights and interests of GVI and take all reasonable steps to defend such rights other than by the institution of legal proceedings. If requested by GVI, Loewe agrees to join in any court or other proceedings relating to such infringement so long as all costs incurred by Loewe with respect of such action is borne by GVI.

     (k) To keep GVI regularly informed of the course of the business of Loewe products worldwide, including information which may benefit the marketing of the Products in the Territory.

     (l) To maintain up-to-date computerized books of account and records showing all transactions relating to the Products and to permit senior managers (holding director titles or their equivalent or higher) of GVI to review such records (but not, without the express written consent of Loewe, to make or take copies thereof) and, from time to time upon request, to provide to GVI reports showing factory and other product costs and other information regarding all activities, including but not limited to engineering, development, manufacturing, marketing, sales, financing, and administration, related to the Products.

     (m) To take reasonable steps to minimize possible damage or deterioration in the quality or appearance of the Products or in their packaging from the factory through delivery to GVI warehouses.

     (n) To promptly inform GVI of any material change in the shareholdings or control of Loewe, its management, or its lines of business.

9. Annual Sales Targets
-----------------------

The target annual unit sales of the Products in the Territory by GVI for each calendar year that this Agreement remains in force are:

1998                 CTV - units                              no fixed quantity
1999                 CTV - units                              10.000
2000                 CTV - units                              14.000
2001 - thereafter    CTV - units                              18.000

GVI and Loewe acknowledge that the targets are based on the assumption of the commencement of shipments to dealers in July 1998 of the Art, Arcada, Calida, and Planus models (or their successors) and that such targets shall be adjusted downward proportionately in the case of delay of the introduction or availability of any or all of the models.

10. Order Procedure and Acceptance and Inspections
--------------------------------------------------

10.1 Loewe reserves the right not to accept orders for Products from Go Video pursuant to this Agreement where:

         (i) the Products have not received all regulatory approvals required for sale or distribution within the Territory;
         (ii) the Products are not available in compliance with Section 3 of this Agreement;
         (iii) this  Agreement is no longer in force;
         (iv) Loewe is unable to deliver for reasons caused by "force majeure"; or,
         (v)   both parties have not agreed to  new prices per the provisions of
               Section 6.2.

10.2 By the 10th day of each month following the commencement of production, GVI shall provide Loewe with its twelve month rolling forecast of purchase orders for each Product. Loewe shall acknowledge the forecast in writing within 10 days of receipt thereof and shall specify availability and scheduled F.O.B. shipment dates for the Products with outstanding purchase orders accepted by Loewe as well as the general availability of the Products detailed in the rolling forecast for the remaining months.

10.3 GVI shall place purchase orders with Loewe by fax or courier and such orders shall be acknowledged and accepted in writing by Loewe within ten (10) days thereafter. The acknowledgement shall specify Product quantities and the F.O.B. shipment date. Loewe shall use its best efforts to meet requested availability and delivery dates provided that the actual purchase orders submitted by GVI do not materially deviate from the rolling forecast provided three months prior to the shipment dates. GVI shall place purchase orders with Loewe no later than four (4) weeks prior to the requested F.O.B.
shipment date for the Products.

10.4 GVI shall be entitled to inspect at its own expense each and every shipment of the Products at the point of origin or after receipt thereof. In the event that GVI finds any shortage in the quantities delivered or any failure to meet agreed quality standards, GVI shall promptly notify Loewe to that effect, in compliance with the Quality Agreement between the two parties then in effect. Reinspections shall be at Loewe's expense.

10.5 In the event that any product received by GVI does not comply with agreed upon specifications or quality standards, GVI shall be entitled to (i) return the defective product(s) to Loewe, freight collect, for a prompt refund of the purchase price plus expenses of transportation, insurance, and import duties;
(ii) return the defective product(s) to Loewe for repair or replacement with nondefective goods at Loewe's expense; or (iii) repair the product(s) at its facilities or to arrange for an independent service center to repair the products for a fee payable by Loewe to GVI equal to the costs of such repairs. GVI shall obtain Loewe's consent prior to undertaking any remedy provided for herein. In addition to bearing all costs associated with such remedy, Loewe shall also reimburse GVI for interest costs incurred by GVI on such defective product over the period beginning with GVI's original payment for such product through such time as the defective inventory is repaired or replaced and made available for sale by GVI.

11. Insurance
-------------

Loewe hereby expressly discharges GVI from product liability claims of third parties due to personal injury or physical damage related to manufacturing or engineering defects of Products manufactured or supplied by Loewe. Loewe shall maintain throughout the term of this Agreement, and for seven years following its termination, with insurers of internationally recognized stature, insurance in an amount not less than US$5 million covering such claims related to the Products. Upon GVI's request, Loewe shall furnish GVI with evidence of Loewe's compliance with the requirements set forth in this Section 11. GVI shall not have any right concerning the insurance contracts of Loewe with its insurers.

GVI shall maintain throughout the term of this Agreement, and for seven years following its termination, with insurers of internationally recognized stature, insurance in an amount not less than US$5 million covering product liability claims related to the Products. On Loewe's request, GVI shall furnish Loewe with evidence of GVI's compliance with the requirements set forth in this Section 11. Loewe shall not have any right concerning the insurance contracts of GVI with its insurers.

12. Restrictions
----------------

12.1 Loewe agrees that during the term of this Agreement, it shall not, either directly or through agents, brokers, representatives, or other parties acting for the benefit of Loewe, solicit or fulfill orders for Loewe products in the Territory nor shall it appoint any person, firm or company other than GVI as distributor for the Products in the Territory; and furthermore, that it shall take such steps as may reasonably be required to ensure that GVI enjoys exclusivity in the distribution of all Loewe products in the Territory during the term of this Agreement.

12.2 GVI agrees that during the term of this Agreement, it shall not without the prior written consent of Loewe, such consent not to be unreasonably withheld, either directly or through agents, brokers, representatives, or other parties acting for the benefit of GVI, solicit or fulfill orders within the Territory for any products which are competitive with the Products or which are likely to interfere with the sale of the Products. In particular, GVI agrees that it shall not distribute or sell any model or line of direct view color televisions other than the Products. The restrictions within this paragraph shall not apply to, or under any circumstances limit, GVI's ability to develop, manufacture, market, and distribute products (other than direct view color televisions) which do not compete or interfere with the sale of the Products or which GVI can demonstrate were either being offered or contemplated being offered for sale as of the date of this Agreement. In particular, these products include dual-deck video cassette recorders, video surveillance and security products including color and black and white monitors, cameras, and single deck time lapse video cassette recorders, front and rear projection televisions incorporating technology from Prolux, dual audio and video optical (CD) player-recorders, digital video disc players, and consumer audio products. GVI agrees that during the term of this Agreement it shall favor Loewe as its supplier of new high quality, high performance products (for example, plasma displays) to the fullest possible extent, whenever such products are available from Loewe for resale within the Territory, are commercially competitive, and provide features and performance consistent with the standards and qualities of the Products then being offered for sale by GVI.

12.3 GVI further agrees that during the term of this Agreement it shall not solicit orders for Products from customers outside the Territory or establish any branch or maintain any distribution depot or warehouse for Products outside of the Territory; and furthermore, that is shall not sell any Products to any person in the Territory other than authorized dealers or parties who meet the qualitative standards specified in this Agreement. Loewe agrees that GVI shall be entitled to supply Products on favorable terms on a non-commercial basis to employees, their relatives, and significant suppliers, consultants, directors, and investors on an end-user basis in an annual quantity not to exceed two units per GVI employee.

13. Guarantees and Warranties
-----------------------------

In the event of an Epidemic Failure (as may be defined in the Quality Agreement) in connection with the Products, Loewe agrees that the costs incurred with the resolution of the failure shall be borne by Loewe. Absent Epidemic Failure, all costs for guarantee and warranty claims which may occur for Products sold by GVI shall be borne by GVI.

GVI agrees to provide, at its own expense throughout the term of this Agreement and for six months following its termination, a warranty plan that provides coverage for the Products in general conformity with the warranty plan offered by Loewe for products directly distributed by it and the competitive environment relative to warranty coverage within the Territory.

14. After Sales Service
-----------------------

14.1 GVI agrees that during the term of this Agreement, and for six months following its termination, it shall provide at its sole expense the after-sales servicing of the Products sold to consumers. In the performance of this duty, GVI shall:

          (i) establish and maintain an after-sales service network fully qualified to service and repair Loewe-supplied Products;
         (ii) purchase, inventory, and supply spare parts and service manuals as may be necessary to repair Products to fully operational condition; and
         (iii) procure and retain qualified personnel for the performance of such after sales service.

14.2 GVI shall hold stocks of spare parts sufficient for it to perform its duties under this Section 14 in a prompt and timely manner.

14.3 GVI shall provide warranty service following the termination of this Agreement for the Products sold by GVI and for which the consumer warranty remains in effect.

14.4 Loewe shall provide GVI with technical advice and assistance in the execution of the provisions of this Section 14 and, in particular, shall ensure that sufficient stocks of spare parts are readily available for purchase by GVI.

14.5 Loewe agrees to provide on a timely basis all parts ordered by GVI during such period specified in the spare parts retention list in the Service Agreement. Loewe agrees that its invoice for such parts shall not exceed Loewe's direct cost plus a handling charge of 10% for parts sourced by Loewe from third parties or 110% of the last purchase price for the Product for parts manufactured by Loewe.

15.  Indemnification
--------------------

Loewe agrees to indemnify and save harmless GVI and its subsidiaries, officers, directors, agents, employees, contractors and legal representatives, from and against any and all claims, demands, actions, causes of action, losses or liabilities, including attorney fees and costs, which are hereby made or brought against them or any of them for the recovery of damages, which have as their basis the actual or alleged infringement, by Loewe, of any third party's patents, copyrights, trademarks, or trade secrets or other intellectual property arising out of Loewe's development, manufacturing, or supply of Products to GVI.

16.  Toolings
-------------

Loewe shall make tools which are specific and necessary to modify and manufacture the Products for the Territory. All such tools shall be the sole property of GVI and shall not be used for any purpose other than those set forth in this Agreement. Loewe shall use reasonable care in maintaining and safekeeping such tools and shall maintain and update, throughout the term of this Agreement, an itemized listing of the particular tools and their then current location. Loewe shall be responsible for any damage or loss to all such tools. GVI shall pay the costs of such tooling as set forth in Schedule 4.

17. Duration and Term of Agreement
----------------------------------

This Agreement shall be effective as of January 1, 1997 and shall, subject to the provisions for earlier termination stated in Section 18 below, continue in force until January 1, 2003. The Agreement shall be automatically renewed for an additional five (5) year period if neither party has provided written notice prior to January 1, 2001 of its intention to terminate the Agreement.

Subsequent to January 1, 1999 and only in the event that GVI has failed to achieve in the year prior to such notice the applicable sales target (as defined in Section 9), Loewe shall be entitled to terminate this Agreement in compliance with Section 19 effective six months after having provided written notice to GVI of its intention to do so.

18. Early Termination
---------------------

In addition to the termination provisions of Section 17 above, this Agreement may be terminated in the following circumstances:

     (i) if a party has breached a material provision of this Agreement and such breach has not been cured within ninety (90) days after the breaching party receives notice from the other party describing such breach, then this Agreement may be terminated in compliance with Section 19; provided, however, that if the event or events that caused the breach are cured within the ninety (90) day notice period, this Agreement shall continue in full force and effect as if no breach had occurred. In addition to other material provisions of this Agreement, payment terms shall in all cases be considered material provisions.

     (ii) at any time upon or after the filing by either party of a petition in bankruptcy or insolvency or after any adjudication of either party as insolvent or upon or after the filing by either party of any petition or answer seeking reorganization under the provisions or laws relating to bankruptcy or arrangement of the business of either party under any law relating to bankruptcy or insolvency or upon or after the appointment of a receiver of all or part of the property of either party or upon or after the making by either party of any assignation or attempted assignation for the benefit of creditors or upon or after the institution of any proceedings for liquidation or winding up of either party's business or termination of its corporate charter or the appointment of any other administrator, supervisor or other official or the happening or doing of any other event or act analogous to insolvency procedure.

     (iii) if, prior to September 30, 1997, assumptions under which either party entered into this Agreement are materially and adversely effected by (i) an inability by GVI to contract for the assembly of the Art 35/36" model at a landed cost that would promote its commercial success; (ii) an inability to achieve a high degree of confidence that required approvals from Underwriters Laboratories (UL) will be obtained for the Products; or (iii) the results from the August 1997 market study indicate a strong likelihood that the Products will not achieve commercial success in the Territory. Notwithstanding any provisions to the contrary in this Agreement, both parties expressly acknowledge and agree that approved start-up costs (previously identified and agreed upon in writing by the two parties) that have been incurred by either party plus market exclusivity fees paid to date by GVI to Loewe as provided for in Section 1 shall be summed, and the total shall then be divided equally between the two parties such that the party that has provided more than 50% of such total shall be reimbursed by the other party until the two shall have provided equal amounts of funds, following which neither party shall have any remaining obligation to the other.

     (iv) upon the investment of cash or other consideration into either Loewe or GVI, in an amount exceeding 15% of the total assets of the party receiving the investment, by a third party or its subsidiaries that market or distribute color televisions in Germany, the United States, or in national markets constituting at least 5% of the annual turnover of the other party in such market, in exchange for equity or debt securities of the receiving party.

19. Consequences of Termination
-------------------------------

Upon the termination of this Agreement howsoever arising:

     (i) neither  party  shall be entitled to any claims  arising out of loss of
customer   relationships,   prejudice   of  goodwill   or  other   disadvantages
attributable to termination of trading relationships;

     (ii) GVI shall cease distribution of the Products except for the purpose of fulfilling orders accepted by it prior to the date of termination and in selling its current inventory of Products; such sales being subject to the provisions of this Agreement;

     (iii) GVI shall, at its own expense, promptly destroy Loewe-supplied advertising or promotional materials relating to the Products and shall certify in writing that it has done so;

     (iv) Both parties shall, with respect of any period between receipt of the notice of termination and termination of this Agreement, carry out its duties hereunder to the fullest extent possible and shall conduct itself in a manner to facilitate the orderly termination of the business relationship;

     (v) Loewe may, prior to termination but subsequent to serving notice of termination, enter into negotiations with prospective new distributors for the Territory and enter into all agreements as are necessary to ensure Loewe is represented fully in the Territory from the date of termination. Loewe agrees to purchase, or to make it a condition upon any new distributor for the Territory to purchase, inventory of Products unsold by GVI as a result of the change in distribution;

     (vi) the rights of either party against the other which may have accrued up to the date of termination shall not be affected, but neither party shall be entitled to any compensation damages or payment for goodwill which may have been established or to any similar payment notwithstanding any statutory or enacted provision or rule of law to the contrary. Furthermore, without prejudice to the generality of the foregoing, neither party shall have any claim for compensation or damage or any loss or other expense against the other providing termination has been in accordance with the terms of this Agreement.

After the termination of this Agreement, deliveries of Products by Loewe to GVI shall be used only for the purposes of settling remaining business. GVI shall likewise deliver Products to its customers only for the purposes of settling remaining business.

20. Confidentiality
-------------------

Each party hereto undertakes both while this Agreement is in force and at any time thereafter not to disclose to any third party any information relating to the business of the other except in so far as may be necessary for the proper performance of this Agreement or to the extent that such information is generally available to the public or required by law or regulation.

21. Assignment
--------------

Neither party shall assign, delegate, or transfer this Agreement or any of its rights or obligations thereunder, except to entities under their respective control (such control being evidenced by ownership of and the retention of the right to vote more than 50% of the voting equity stock of the entity by the assigning party), or with the prior written consent of the other party.

22. Miscellaneous
-----------------

22.1 All agreements between the parties for the purchase and the sale of the Products shall include and be governed exclusively by the terms and conditions of this Agreement, the Quality Agreement (a copy of which is attached as Exhibit
A), the Service Agreement (a copy of which is attached as Exhibit B), and the Arbitration Agreement (a copy of which is attached as Exhibit C), except as the parties may otherwise agree in writing. In the event of any conflict between the terms of this Agreement and the Quality, Service, or Arbitration Agreements, any purchase order, acceptance, correspondence, memoranda or other document forming part of any order for the Products placed by GVI and accepted by Loewe, this Agreement shall govern and prevail and the printed terms and conditions of any such documents (other than this Agreement) shall not be binding upon either party unless accepted by both parties in writing.

22.2 This Agreement is subject to force majeure. Either party's failure to perform, in whole or in part (other than an obligation to pay monies), shall not be deemed a breach or default hereunder or give rise to liability of either party to the other if such failure is due to causes which are beyond either party's reasonable control and is attributable to any act of God, public enemy, fire, explosion, flood, drought, war, riot, sabotage, accident, embargo, governing priority, requisition or allocation or other action by any government authority, interruption or delay in transportation not specific to the party, inability of a third party to supply necessary parts for manufacturing or assembly, or labor trouble from whatever cause. Notwithstanding the foregoing, if any act or matter relied upon by the other party for the purposes of this sub-clause shall continue for more than six months, the other party shall be entitled to terminate this Agreement by one month's notice in writing and on termination hereunder the provisions of Section 19 shall apply.

23. Arbitration Agreement and Applicable Law
--------------------------------------------

This Agreement shall be governed by the laws of the Federal Republic of Germany. However, this Agreement is in the English language only. No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement. Both parties expressly waive jurisdiction of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

All disputes, controversies, claims or differences which may arise between the parties out of or in relation to or in connection with this Agreement (including the Quality, Service and Arbitration Agreements) and/or individual purchase orders under this Agreement (as well as the Quality and Service Agreements) or for the breach hereof and thereof, shall be referred to and settled by arbitration (without being submitted to any court), except as otherwise expressly provided herein. All arbitration proceedings shall be held in English in Switzerland in accordance with the rules of procedure of the International Chamber of Commerce. The award rendered shall be final and binding upon both parties hereto, and judgement upon the award rendered may be entered in any court having jurisdiction thereof.

The arbitration court also shall decide upon the allocation of arbitration costs between the two parties. All other costs, including but not limited to legal fees, shall be borne by the party incurring them.

24.  General Concluding Provisions
----------------------------------

24.1 This Agreement sets forth the entire agreement and understanding of the parties relative to the subject matter hereof. No oral agreements may be relied upon by the parties and only modifications, alterations, or changes embodied in writing and executed by authorized officers of the two parties may be deemed enforceable.

24.2 Any amendments or supplements to this Agreement must be in writing. Any practice deviating from the text hereof shall not give rise to a change in this Agreement even if such practice extends over a lengthy period and has not been the subject of complaint by the other party.

24.3 Possible invalidity of any clause of this Agreement shall not result in invalidity of the whole Agreement but shall be confined to the provision in question. A clause hereof which is or subsequently becomes invalid must be interpreted in a manner ensuring that its original commercial intent is achieved in a legally valid manner.

    IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the 1st day of January, 1997.


GO-VIDEO, INC., a Delaware (United States) corporation




By:      /S/   ROGER B. HACKETT                                      .
   ----------------------------------------------------------
         Roger B. Hackett
         Its:  Chairman of the Board, Chief Executive Officer,
                  and President



LOEWE OPTA GmbH, a Federal Republic of Germany corporation




By: /S/   RANIER HECKER                                                .
   ----------------------------------------------------------
         Dr. Rainer Hecker
         Its:  Chairman of the Board of Management




By: /S/   KLAUS DEISLER                                                 .
   ----------------------------------------------------------
         Mr. Klaus Deisler
         Its:  Managing Director

                                   Schedule 1

1)  Products and F.O.B. Prices:

All models:   60 Hz Progressive Scan, Q2300 Chassis, Two (2) Tuner P.I.P., Color
              Televisions

     Finished Goods:
     ---------------

         Arcada   8684  ZP          DEM     to be determined
         Calida   5684  ZP          DEM     to be determined
         Planus   4681  ZP          DEM     to be determined
         Planus   4681  ZPH         DEM     to be determined

     Kit Form (components to be defined):
     --------

         Art  95                    DEM      to be determined

2) Product Technical Specifications (only showing significant modifications from standard Loewe model and subject to further modification by mutual consent of the parties):

     a)  Hardware:
              All models:
                  1) Cabinet modifications: additional material and handling for agency approvals and other modifications
                  2) EPG hardware:  connectors/cable  for  EPG-PCB;   mechanical
                     mounting
                  3) Board modifications: safety  components  and  power  supply modifications
                  4) MTS Dolby dbx plus license
                  5) Rear panel connectors:  three  (3)  S-Video,  sixteen  (16)
                     RCA-type
                  6) Two (2) additional  f-connectors  for antenna and cable box relays
                  7) Back panel labels
                  8) Power supply
                  9) Tuner

     b)  Software:
              All models:
                  1) "Patton"  OSD
                  2) "Starsight" EPG

     c)       Remote Controls: All models:
                  1) "Full Function" standard  remote  with button  modification for OSD / EPG  changes
                  2) "Minimal" remote

     d)       Adjustments  (established  at official  production  release):  All models:
                  1) contrast  (..............)
                  2) brightness  (..............)
                  3) color saturation  (...............)
                  4) peaking  (...............)

                                   Schedule 2

Loewe Trade Marks
-----------------


Registered:

"Loewe"


Unregistered:

Loewesystems
Credo
Ergo
Art
Arcada
Calida
Planus
CS 1
Concept
Profil
Contur
View Vision
Centros
Legro
Xelos
Xelos @ media

                                   Schedule 3

Development and Market Launch Costs
-----------------------------------


Germany                    3.000.000,-  DEM


United States              5,000,000.-  US$

                                   Schedule 4


Tooling                                Cost (estimated)   Payment Due
-------                                ----------------   -----------

Mechanical modification tool 1:         150.000, - DEM    January 15, 1998

Mechanical modification tool 2:         150.000, - DEM    January 15, 1998

Mechanical modification tool 3:         150.000, - DEM    January 15, 1998


Remote control tooling:                 US$ 80,000        Per vendor requirement

                                   Schedule 5

Market Exclusivity Fee
----------------------
                                         U.S.$ Payments         DEM Payments
                                         --------------         ------------

              September 15, 1997         500,000.-  US$         400.000,- DEM
              October 15, 1997           150,000.-  US$         100.000,- DEM
              November 15, 1997           50,000.-  US$          75.000,- DEM
              December 15, 1997           50,000.-  US$          75.000,- DEM
              January 15, 1998            50,000.-  US$               0,- DEM
              February 15, 1998          100,000.-  US$               0,- DEM
              March 15, 1998             100,000.-  US$               0,- DEM
              April 15, 1998             100,000.-  US$         100.000,- DEM
              May 15, 1998               100,000.-  US$         150.000,- DEM
              June 15, 1998              200,000.-  US$         100.000,- DEM
              July 15, 1998              200,000.-  US$          50.000,- DEM
              August 15, 1998            120,000.-  US$               0,- DEM
                                        --------------     ------------------

                  Total               $1,720,000          DEM 1.050.000,-


U.S. Development Costs
----------------------
                                      Vendor Payment Reimbursements (estimated)
                                      -----------------------------------------

              September 15, 1997                1,000,000.-  US$
              October 15, 1997                    300,000.-  US$
              November 15, 1997                   100,000.-  US$
              December 15, 1997                   100,000.-  US$
              January 15, 1998                    100,000.-  US$
              February 15, 1998                   200,000.-  US$
              March 15, 1998                      200,000.-  US$
              April 15, 1998                      200,000.-  US$
              May 15, 1998                        200,000.-  US$
              June 15, 1998                       400,000.-  US$
              July 15, 1998                       400,000.-  US$
              August 15, 1998                     350,000.-  US$
              September 15, 1998                  300,000.-  US$
              October 15, 1998                    150,000.-  US$
              November 15, 1998                   125,000.-  US$
              December 15, 1998                    95,000.-  US$
                                              ------------------

                  Total                       $ 4,220,000.-

                                    EXHIBIT A

                                QUALITY AGREEMENT

The Specifications and Standards shall be those specifications and standards as may be agreed upon by the Manufacturer and the Company from time to time.

EXHIBIT B

                            General Service Agreement
                                     between
                       GO-VIDEO, INC. and LOEWE OPTA GmbH

1. General

All general contacts for service matters should by directed to Mr. Pickel (Loewe) and Mr. Drociak (Go-Video). Spare part contacts should be directed to Ms.Rosenbaum (Loewe) and Mr. Todd (Go-Video). Technical service information contacts should be directed to Mr.Gliese (Loewe) and Mr. Drociak (Go-Video).

2. Product classification

Products shall be classified as OEM 1 or OEM 2 generally based on the location of production:

        Product          Development        Production              Brand
        -------          -----------        ----------              -----
        OEM 1            LOEWE              LOEWE                   Loewe /
                                                                    Go-Video
        OEM 2            LOEWE              in USA (SKD/CKD)        Loewe /
                                                                    Go-Video

3. Service policy / OEM 1 & 2

Service policy, as covered by this Agreement, shall be orientated towards the after-sales service and repair of Products. Quality control is covered by the Quality Agreement. Commercial matters are covered by the Development, Marketing, and Distribution Agreement (the "Commercial Agreement"). Where provisions of this Agreement may conflict with either the Quality or Commercial Agreements, the provisions of the other agreements shall have precedence.

4. Service documentation

Loewe shall provide Go-Video with the following:

(a) Service Manual / OEM 1 & 2

No less than two months prior to the commencement of mass production of a Product, Loewe shall provide to Go-Video all product specification materials such as schematic diagrams1, parts list information2, alignment specification3 and any other4 documents, artworks, and films required by Go-Video for pre-production review. Following the official release from Go-Video and no later than one month after the start of mass production, Loewe shall supply Go-Video with camera-ready artwork, films and/or computer files of the above mentioned items in form and format such that they may be commercially printed without significant alterations by Go-Video. Loewe shall

------------------

(1) Schematic diagram: provided as a basic copy for reference and then as a final film with text (in English and French), voltages, and waveforms in place ready for printing.
(2) Parts lists information: parts lists should be provided in two forms:
  1. Production parts lists on data carrier for initial use three months in advance of the first production and continuously updated thereafter including the latest information and modifications until commencement of production.
  2. Service parts lists on computer file in Lotus or Excel format within one month after initial production.
(3) Alignment specification: provided as basic copy for reference and then as final film with all adjustments and values in English and French ready for printing. Upon Go-Video`s request, the same shall be provided in Spanish as a separate film at Go-Video's expense.
(4) PCB information: For all PCB's, including single and double sided, produced by Loewe the following shall be provided as film:
 - PCB layout (i.e. actual PCB track)
 - PCB component arrangement (i.e. actual parts position and circuit reference) provide corrections, updates, or modifications to the materials on an ongoing basis to ensure that service manuals and related materials for the Products are accurate.

Go-Video shall be responsible for all reasonable and customary expenses arising from the development, production, and printing of service manuals and related materials.

(b) Owner's Manual and other printed material packed with the product / OEM 1

No less than four months prior to the scheduled commencement of mass production of a Product, Loewe shall provide artwork and the first draft (in an appropriate computer file format) of the OSD duty list and other available materials necessary to design the owner's manual and other printed material to be packed with the finished product, written in English and French and, at the request and expense of Go-Video, Spanish. No more than one month after receiving such drafts, Go-Video shall return its draft version of the owner's manual and other printed material to Loewe. Loewe shall review the modified drafts and return the same with additional comments or corrections to Go-Video no less than eight weeks prior to mass production of the Product. Go-Video shall confirm the final version of the printed manuals and materials no later than six weeks prior to mass production. Loewe shall be responsible for printing and insertion of the materials to the corresponding Products.

(c) Owner's Manual and other printed material packed with the product / OEM 2

No less than four months prior to the scheduled commencement of mass production of a Product, Loewe shall provide artwork and the first draft (in an appropriate computer file format) of the OSD duty list and other available materials necessary to design the owner's manual and other printed materials that are to be packed with the finished product, written in English and French and, at the request and expense of Go-Video, Spanish. No more than one month after receiving such drafts, Go-Video shall return artwork and drafts to Loewe with any requested modifications, additions and deletions. Loewe shall review the modified drafts and return the same, with additional comments or corrections, to Go-Video no less than eight weeks prior to mass production of the Product. Go-Video shall confirm the final version of the printed manuals and materials no later than six weeks prior to mass production and shall provide Loewe with copies of the same. Go-Video shall be responsible for printing and insertion of the materials to the corresponding Products.

(d) Approval documentation included in the Owner's Manual and other printed material packed with the product / OEM 1 & 2

Go-Video shall provide Loewe with all documentation required for regulatory or contractual approvals no less than ten weeks prior to commencement of mass production.

5. Technical process

(a) Technical Training / OEM 1 & 2

Loewe shall provide technical training as may be reasonable and required to support the after sales servicing of the Products. Loewe shall provide one technical seminar in the format of "Train the Trainer" for each new Product to three (3) employees of Go-Video without charge. The venue and scheduling of such seminars shall mutually determined by the two parties. The initial training will be held at Loewe's facilities in Kronach. Travel and other personal expenses incurred by Go-Video employees and by Loewe employees traveling to a location outside of Germany at the request of Go-Video shall be borne by Go-Video.

(b) Technical Guide / OEM 1 & 2

Loewe shall provide complete copies of the technical guides in English prior to each training session. Any direct and incremental costs of providing such guides shall be reimbursed by Go-Video to Loewe.

(c) Product samples / OEM 1 & 2

Loewe shall provide samples of Products as may be reasonably required to carry out the provisions of this Agreement. Quantities and delivery dates shall be mutually agreed between the two parties and shall generally follow Product introduction schedules. Go-Video shall reimburse Loewe for samples at the negotiated F.O.B. rate for mass production of the Product less 5%.

(d) Service Information / OEM 1 & 2

Loewe shall make all reasonable efforts to provide current information for repair methods, fault repair guide and general after-sales service information to Go-Video.

6. Spare parts

(a) Purchase policy / OEM 1 & 2

Loewe agrees to provide to Go-Video a complete listing of all parts required for operation and appearance of the Products and a current price list for those parts available from Loewe. Loewe agrees to provide on a timely basis all parts ordered by Go-Video during such period, subject to the retention periods listed below (in the case of OEM2 products, Loewe shall be required to provide only those parts used in the production of Product components sourced by Go-Video from Loewe):

                    Spare Parts Retention Periods / OEM 1 & 2


        Category                                      Retention Period
        --------                                      ----------------
        Accessories                                   Production time only
        P.C.B.'s                                      Production time only
        Printed and packing materials                 Up to 1 year after end of
                                                      production
        Cabinet and rear cover                        3 years
        Non-functional parts                          3 years
        Remote control transmitter                    7 years
        I.C.'s, functional and electrical Parts       7 years
        Tuners/ I.F. packs (refurbished)              7 years
        Tuners/ I.F. packs (new)                      Production time only
        Semiconductors (excluding I.C.'s) and CRT's   7 years

(b) Service spare parts order and lead times / OEM 1 & 2

Orders  identified  as Urgent by Go-Video  and not exceeded a quantity of twenty
(20) pieces of each part shall be shipped from Loewe within three (3) weeks of order receipt by air mail. Unusually large or heavy items may be shipped by Loewe within the next available land/ocean container. Stock orders with no limit for order quantity shall be shipped by Loewe within four (4) months of order receipt, except for PCB's which shall be shipped by Loewe within six (6) months of order receipt.

(c) Final buy order - spare parts

Loewe may request from Go-Video a final order for spare parts no earlier than six months in advance of the end of the retention period listed above (6 a), unless such parts are supplied to Loewe by a third party, in which case Loewe may require Go-Video to submit a final purchase order for such parts concurrent with Loewe's final order to the third party. Go-Video shall expedite its response to any such request.

Loewe shall promptly notify Go-Video whenever a third-party supplier is no longer able to deliver particular parts to Loewe and Loewe is unable to arrange an alternative supplier for such parts. Within one month of receipt by Go-Video of such notification, Go-Video shall provide its final purchase order for the affected parts, subject to availability of adequate stock, to Loewe. Loewe shall use its best efforts to identify alternative suppliers for critical components, subject to the retention periods listed in 6(a) above, whenever it has exercised this provision.

(d) Shipment method and payment / OEM 1 & 2

All parts ordered by Go-Video from Loewe shall be shipped freight collect from same port used for finished products or kits unless a different shipping method has been requested for a particular order by Go-Video, in which case Go-Video shall bear any additional freight or other direct charges related to the change in shipping method. The price of spare parts supplied by Loewe shall be determined per the Commercial Agreement. Loewe shall invoice shipped parts in the same currency of payment for finished or kit Products and Go-Video shall pay properly invoiced amounts to an account specified by Loewe by wire transfer thirty days after the F.O.B. date.

(e) Delays and Penalties / OEM 1 & 2

Any parts not supplied within the agreed lead times shown in (b) above shall be shipped freight prepaid by Loewe by the quickest method of transport.

(f)  Initial Purchase Order / OEM 1 & 2

Concurrent with the initial shipment of a Product, Loewe shall provide to Go-Video a recommended initial spare parts purchase list. Go-Video shall review the list and, within ten days from receipt of the list, submit its initial purchase order for spare parts for the servicing of the Product.

7. Jigs and tools / OEM 1 & 2

Loewe shall provide any necessary and reasonable support for the development of any jigs and tools required to provide after-sales service of the Products. Go-Video agrees to reimburse Loewe for jigs and tools supplied by Loewe to Go-Video for this purpose.

8.  Excess Packaging Materials / OEM 1

Loewe shall, at no additional cost to Go-Video, enclose extra boxes with each container of Product shipped from Germany equal to 5% of the quantity of each particular Product shipped in such container. The percentage of excess boxes provided by Loewe shall be decreased following the commencement of production of such Products to 3% three months thereafter and 2% one year thereafter.


ACKOWLEDGED AND AGREED AS OF JANUARY 1, 1997:

For Loewe Opta GmbH                                     For Go-Video, Inc.



/S/ HAROLD KLIPPEL                                      /S/ DOUGLAS KLEIN
------------------------                                ------------------------
Harald Klippel                                          Douglas Klein
Director, Marketing and OEM Sales                       Vice President


/S/ HELMUT PICKEL                                       /S/ DAN DROCIAK
------------------------                                ------------------------
Helmut Pickel                                           Dan Drociak
Director, Service Department                            Director, Operations

                                    EXHIBIT C

                    Arbitration Agreement and Applicable Law

The Development, Marketing, and Distribution Agreement (the "Agreement") between Go-Video, Inc. and Loewe Opta GmbH dated January 1, 1997 shall be governed by the laws of the Federal Republic of Germany. However, this Agreement is in the English language only. No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement.

All disputes, controversies, claims or differences which may arise between the parties out of or in relation to or in connection with this Agreement (including the Quality, Service and Arbitration Agreements) and/or individual purchase orders under this Agreement (as well as the Quality and Service Agreements) or for the breach hereof and thereof, shall be referred to and settled by arbitration (without being submitted to any court), except as otherwise expressly provided herein. All arbitration proceedings shall be held in English in Switzerland in accordance with the rules of procedure of the International Chamber of Commerce. The award rendered shall be final and binding upon both parties hereto, and judgement upon the award rendered may be entered in any court having jurisdiction thereof.

The arbitration court also shall decide upon the allocation of arbitration costs between the two parties. All other costs, including but not limited to legal fees, shall be borne by the party incurring them.


IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the 1st day of January, 1997.

GO-VIDEO, INC., a Delaware (United States) corporation



By:      /S/  ROGER B. HACKETT
   ----------------------------------------------------------
         Roger B. Hackett
         Its:  Chairman of the Board, Chief Executive Officer,
                  and President

LOEWE OPTA GmbH, a Federal Republic of Germany corporation



By:      /S/  RANIER HECKER
   ----------------------------------------------------------
         Dr. Rainer Hecker
         Its:  Chairman of the Board of Management



By:      /S/  KLAUS DEISLER
   ----------------------------------------------------------
         Mr. Klaus Deisler
         Its:  Managing Director

    Amendment No. 1 to the Development, Marketing, and Distribution Agreement between Go-Video, Inc. and Loewe Opta GmbH dated January 1, 1997


     This Amendment No. 1 to the Development, Marketing, and Distribution Agreement (the "Amendment") is entered into as of the 23rd day of September, 1997, by and between Loewe Opta GmbH, a German corporation ("Loewe"), and Go-Video, Inc., a Delaware (U.S.A.) corporation ("GVI"), in light of the following:

     Fact One: Loewe and GVI have previously entered into that certain Development, Marketing, and Distribution Agreement, dated as of January 1, 1997 (the "Agreement").

     Fact Two: Loewe and GVI desire to amend the Agreement as provided for and on the conditions herein.

     NOW, THEREFORE, Loewe and GVI hereby amend and supplement the Agreement as follows:

     1. Definitions. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

     2. Amendment. The first sentence of Section 11 (Insurance) of the Agreement is hereby amended in its entirety to read as follows:

              Loewe hereby expressly discharges GVI from product (legal) liability claims of third parties due to personal injury or physical damage related to manufacturing or engineering defects of Products manufactured or supplied by Loewe.

     3. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.


IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the 23rd day of September, 1997.


GO-VIDEO, INC., a Delaware (United States) corporation



By:   /S/  ROGER B. HACKETT                       .
   -------------------------------------------
         Roger B. Hackett
         Its:  Chairman of the Board, Chief Executive Officer,
                  and President


LOEWE OPTA GmbH, a Federal Republic of Germany corporation



By:    /S/  RANIER HECKER                            .
   -------------------------------------------
         Dr. Rainer Hecker
         Its:  Chairman of the Board of Management



By:   /S/  KLAUS DEISLER                             .
   -------------------------------------------
         Mr. Klaus Deisler
         Its:  Managing Director